Exhibit 10.22

August 31, 2021

Dr. William V. Williams

Chief Executive Officer

BriaCell Therapeutics Corporation

180 Varick Street, 6th Floor

New York, NY 10014

RE: New Compensation Package – Retroact to July 1, 2021 Dear Bill, With appreciation and recognition of your important contributions and dedicated service to the Company, its future patients and shareholders, I am pleased to present you with a new compensation package, which will be retroactively applied to July 1, 2021.

The Compensation Committee of the Board of Directors undertook an analysis of market comparable companies at a similar stage of clinical development as BriaCell to compile your new compensation package. It’s worth noting that these companies presently have substantially higher market caps than BriaCell and this has impacted, hopefully temporarily, the design and total value of the new compensation package. Your compensation package will be reviewed hereafter each July 1st.

New Compensation Package –

●	Annual Salary - $550,000
●	Equity Incentive (Bonus) Compensation – Direct Stock Award up to $125,000 based upon a December 31, 2021 performance review that will be completed and paid on or before February 15, 2022.
●	Option Award – Up to $250,000. Also tied to the December 31, 2021 performance review. Please note that option awards will vest over four years.
●	Total Cash, Stock and Option Award – Up to $950,000.

As a matter of policy for 2020, the Committee’s goal was to bring your annual salary compensation up to market levels. Bonus compensation, which is traditionally paid in cash, will be paid in the form of direct stock awards. We believe this will align management and shareholder objectives for corporate value appreciation and preserve our treasury funds. As BriaCell’s value increases coming in line with market comparable companies, bonus compensation, over the coming years, will transition back to cash compensation. Given the moderate price per share we are currently trading at, we anticipate your direct stock award will quickly become a significant bonus. Option awards are intended to set a long-term compensation incentive.

Again, with sincere appreciation for all of your efforts,

Thank you,

/s/ Jamieson Bondarenko

Jamieson Bondarenko

Chairman

Countersigned:

Dr. William V. Williams

Chief Executive Officer

BriaCell Therapeutics Corporation

BriaCell Therapeutics Corporation

Suite 300 – Bellevue Centre, 235 – 15th Street

West Vancouver, BC V7T 2X1